Exhibit 99.1

NewsRelease

NYSE: WMB

Date: May 27, 2004

Williams Eliminates Certain Historical Indemnities

     TULSA, Okla. — Williams (NYSE:WMB) announced today that it has finalized an agreement to effectively release the company from certain historical indemnities.

     The indemnities are related to Williams’ previous ownership of operations such as the Williams Pipe Line system that are now owned by Magellan Midstream Partners, L.P. (NYSE:MMP).

     Williams in June 2003 divested its interests in Magellan but retained certain environmental and other indemnification obligations, as previously disclosed in Williams’ filings with the Securities and Exchange Commission. As a result of the indemnities, Williams deferred a portion of the gain that it otherwise would have recognized on the sale of its Magellan interests.

     Under the terms of the agreement, Williams will pay $117.5 million to Magellan through four structured annual payments beginning on July 1 this year and ending on July 1, 2007. In exchange, Magellan is releasing Williams from certain historical indemnities, primarily related to environmental remediation.

     Because the value of the payments to Magellan approximates the remaining amount of the deferred gain, the agreement will not materially affect Williams’ earnings or its previously announced earnings or cash flow guidance.

About Williams (NYSE:WMB)

Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. Williams’ gas wells, pipelines and midstream facilities are concentrated in the Northwest, Rocky Mountains, Gulf Coast and Eastern Seaboard. More information is available at www.williams.com.

Contact:	Brad Church
Williams (media relations)
(918) 573-3332

Travis Campbell
Williams (investor relations)
(918) 573-2944

Richard George
Williams (investor relations)
(918) 573-3679

Courtney Baugher
Williams (investor relations)
(918) 573-5768

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.